The Testimony of
G. William Ruhl
Chairman, President and Chief Executive Officer
D&E Communications, Inc.
124 E. Main Street
Ephrata, PA 17522

Mr. Chairman let me start by thanking the Congressional Rural Caucus Telecom Task Force for holding this hearing. I appreciate the opportunity to appear before you today to discuss the challenges facing rural America as Congress begins considering legislation needed to update our nation's telecom laws and transition our industry from government managed to market based competition.

My name is Bill Ruhl and I am the Chairman, President and Chief Executive Officer of D&E Communications, Inc. headquartered in Ephrata, Pennsylvania. I have 43 years of experience in the telecommunications industry. Today I am here to offer a rural telecom service provider's views of how our telecom laws can be updated to provide rural consumers the choice of the widest range of affordable and robust telecommunications services.

D&E was founded in 1911 for one simple reason: rural regions such as ours are challenging areas in which to invest in the construction of networks. Northern Lancaster County was a farm community, developed in large part by industrious people, Amish and Mennonite neighbors and others who lived off the land.

Although much has changed over 93 years the challenge of serving rural America has not. Today D&E provides service to territories that have more than 141,000 access lines. D&E has three Rural Local Exchange Carrier (RLEC) territories with 18 exchanges, most of which have fewer than 10,000 lines. In these rural areas we have historically provided very advanced telecommunications services. Our company was one of the first to provide 100% digital switching with fiber optic self-healing rings. We are proud of the fact that DSL (digital subscriber line) services are available to 95% of our RLEC customers. We see this as only the first step, however, and we recognize the need to build fiber closer to our customers in order to provide more advanced services. Telecommunications is a capital-intensive business and steady investment is required for consumers to be well served. We believe that fiber to the home is the best strategy to accomplish this goal. However, the last mile is an expensive one and small, rural RLECs continue to bear the brunt of the cost of maintaining and building the networks.

I would like to point out that today, 50% of our RLEC revenue is derived from network access. The majority of that revenue is access charges paid by other carriers for the use of our network, while approximately 8% represents revenue from the Universal Service Fund. This is part of the reason that we have been able to provide advanced communications to customers in very small towns and municipalities. D&E and other rural telecommunications companies have put significant investment into their networks and we will continue to maintain and build out modern fiber optic networks into rural regions of this vast country. As smaller companies update our networks, we must continue to be fairly compensated for the use of our networks. Continued investment in wireline infrastructure, spurred by the elimination of government managed competition will attract the capital needed to provide consumers a choice of a rich menu of voice, video and data services.

The wireless carriers, cable VoIP (Voice over Internet Protocol) and satellite companies, are attracting capital because of their lack of regulatory constraints. They are able to offer service free of onerous regulatory requirements, such as rules on what services to offer and at what price. Some competitors don't even provide vital E911 services and access by law enforcement agencies (CALEA) or, in many cases, they don't even contribute to the Universal Service Fund. Like so many other aspects of our current regulatory environment for telecommunications, this puts the traditional providers of Universal Service -- primarily those that have made the investment in wireline services -- at an unfair disadvantage in a robustly competitive marketplace. We believe, as we move ahead with modernizing our network to provide a wealth of broadband services we need regulatory parity and freedom to compete with other providers of telecommunication services.

Today, some large telecom companies are pushing for fiber to the home, primarily in urban and suburban areas since it is more economical to build infrastructure in metropolitan areas. Is there a danger that rural areas will be left behind? Rural local exchange carriers have, for many years, provided universal, reliable, and affordable service to their customers. The telecommunications services that they have provided are the backbone for economic development in these regions. In addition, these small telecommunications companies have been viable members of the community and have, through generous financial support, significantly improved the quality of life in their communities. D&E, for instance, has a charitable foundation that last year contributed more than $1.1 million to support the social and educational needs of our community.

We believe that the present Telecom Act must be updated to reflect the many changes that have taken place in telecommunications industry technology and the consumer marketplace over the last decade.

We now know that the telecommunications world is much more complex. We look forward to working with you on legislation that will promote advanced communications to our rural constituency now and in the future.

Thank you for your time and consideration.